Exhibit 10.17

November 14, 2016

Dear Roxanne:

I am delighted to offer you promotion from SVP, Finance and Accounting to Executive Vice President, Chief Financial Officer of Callidus Software Inc. (the “Company”). You will report directly to me. This promotion will be effective November 15, 2016.

Your annual base salary will be $350,000.00 per year, subject to periodic review. In addition, you will be eligible to participate in the Company’s Executive Profit Sharing Plan with a target payout of 65% of your base salary. Plan payout is based on performance, subject to the attainment of goals and objectives established by the Company, and otherwise subject to the terms of the Executive Profit Sharing Plan.

As a further incentive, you will receive an award of Callidus Software Inc., Restricted Stock Unit’s (RSUs) with an aggregate value of $1,600,00.00. Such RSUs shall be awarded effective on the date of your promotion to EVP, CFO (“Award Date”). The RSU award shall be subject to vesting over three years and, subject to continued service, one-third of the RSUs shall vest one year after the grant date and the remaining 2/3 shall vest in eight (8) equal installments over the two years remaining in the vesting period.

As a member of the executive management team, you will be classified as a Section 16 officer and you will be eligible to enter into an updated Executive Change of Control Agreement, commensurate with your new position, which will supersede your existing Executive Change of Control Agreement with the Company.  Your Indemnification Agreement on file will remain in effect.  A copy of the Company’s Board-approved Executive Change of Control Agreement is included for your review and execution. You will need to execute and return this agreement for it to become effective on November 15, 2016.

As a Section 16 officer, you will be subject to the Company’s Executive Officer and Non-Employee Director Stock Ownership Policy (the “SOP”) which requires you to hold a value of Company stock of at least one (1) times your annual base salary. For purposes of determining compliance with the SOP, the aggregate value of the shares required to be owned from each applicable year shall be determined as the Record Date for the Company’s annual meeting of stockholders, (the “Determination Date”) based on the higher of: (a) the price the shares were acquired or (b) market value, with market value determined as the average daily closing price of the Company’s common stock over the twelve (12) calendar months immediately preceding the Determination Date. In calculating share ownership, shares underlying unexercised stock options will not be included, while 65% of unvested restricted stock unites (estimating next after tax shares assuming a 35% tax rate) will be included. Under the guidelines you have up to three (3) years to attain the ownership holding guideline amount.

Except as expressly modified by this letter and by the agreements referred to above and incorporated herein by reference, all terms and conditions of your at-will employment with the Company shall continue in full force and effect, including as set forth in your July 2, 2013 offer letter and Employment, Confidential Information and Invention Assignment Agreement with the Company.

I look forward to working with you in your new role as EVP, CFO. If you have any questions regarding any points in this letter please feel free to contact me or Mary Ainsworth, SVP, Talent and Human Resources. Congratulations!

Sincerely,

/s/ Leslie Stretch

Leslie Stretch
President and Chief Executive Officer
CallidusCloud

I accept the terms of this letter.

/s/ Roxanne Oulman                11/14/16
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Signature of Roxanne Oulman             Date